UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

DELEK US HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38142	35-2581557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	DK	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Term Loan Credit Agreement

On November 18, 2022 (the “Closing Date”), Delek US Holdings, Inc. (the “Company”) entered into an amended and restated term loan credit agreement (the “Amended and Restated Term Loan Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Term Administrative Agent”), the Company, as borrower, and the lenders party thereto, providing for a senior secured term loan facility in an initial principal amount of $950 million (the “Term Credit Facility”).

The term loans under the Term Credit Facility were borrowed in full on the Closing Date and were issued with original issue discount of 4%. Proceeds under the Term Credit Facility, as well as proceeds of a borrowing under the Company’s revolving credit facility (the “Revolving Credit Facility”) and cash on hand were used to refinance the Company’s existing term loan facility. As a result of the refinancing effected pursuant to the Amended and Restated Term Loan Credit Agreement, outstanding term loans of the Company were reduced by an aggregate amount of approximately $300 million.

The interest rates applicable to borrowings under the Term Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (i) a base rate, plus an applicable margin, or (ii) an Adjusted Term Secured Overnight Financing Rate (“SOFR”), plus an applicable margin. The applicable margin for the Term Credit Facility borrowings is 2.5% per annum with respect to base rate borrowings and 3.5% per annum with respect to SOFR borrowings.

The Amended and Restated Term Loan Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with (i) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Company or any of the restricted subsidiaries and 100% of the net cash proceeds from certain insurance and condemnation events with respect to the Company’s assets, subject to certain thresholds and reinvestment rights; (ii) 100% of the Company’s and its restricted subsidiaries’ net cash proceeds from the issuance or incurrence of debt obligations for borrowed money not permitted under the Amended and Restated Term Loan Credit Agreement; and (iii) a variable percentage of excess cash flow, ranging from 50% to 0% depending on the Company’s consolidated secured net leverage ratio from time to time. The Company may voluntarily prepay outstanding loans under the Company’s Term Credit Facility at any time subject to customary “breakage” costs with respect to SOFR loans and subject to a prepayment premium of 1.00% in connection with certain customary repricing events that may occur within six months after the Closing Date.

In connection with the Term Credit Facility, the Company must make scheduled quarterly principal payments of $2.375 million, with the balance of the principal due on November 19, 2029.

Pursuant to certain guaranty and security agreements, the obligations of the borrowers under the Amended and Restated Term Loan Credit Agreement are guaranteed by each of the Company’s direct and indirect, existing and future, wholly-owned domestic subsidiaries, subject to customary exceptions and limitations, and excluding Delek Logistics Partners, LP, a Delaware limited partnership (“Delek MLP”), and Delek Logistics GP, LLC, a Delaware limited liability company (“Delek MLP GP”), certain other publicly traded limited partnership affiliates of the Company that may be acquired in the future and each subsidiary of the foregoing (collectively, the “MLP Subsidiaries”). Borrowings under the Amended and Restated Term Loan Credit Agreement are also guaranteed by DK Canada Energy ULC, a British Columbia unlimited liability company and a wholly-owned restricted subsidiary of the Company.

The Term Credit Facility is secured by a second priority lien over substantially all of the Company’s and each guarantor’s receivables, inventory, renewable identification numbers, instruments, intercompany loan receivables, deposit and securities accounts and related books and records and certain other personal property, subject to certain customary exceptions (the “Revolving Priority Collateral”), and a first priority lien over substantially all of the Company’s and each guarantor’s other assets, including all of the equity interests of any subsidiary held by the Company or any guarantor (other than equity interests in certain MLP Subsidiaries, including Delek MLP and Delek MLP GP) and real property owned by the Company and Guarantors (such real property and equity interests, the “Term

Priority Collateral”), in each case subject to certain customary exceptions. The liens securing the Term Credit Facility are subject to an intercreditor agreement between the Term Administrative Agent and the Wells Fargo Bank, National Association, as administrative agent under the Revolving Credit Facility, and acknowledged by the Company and the subsidiary guarantors. Certain excluded assets will not be included in the Term Priority Collateral and the Revolving Priority Collateral.

The Amended and Restated Term Loan Credit Agreement is subject to negative covenants that, among other things and subject to certain exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness or make guarantees of indebtedness; (ii) incur liens; (iii) make investments, loans and acquisitions; (iv) merge, liquidate or dissolve; (v) sell assets, including capital stock of subsidiaries; (vi) pay dividends on capital stock or redeem, repurchase or retire capital stock; (vii) alter the Company’s business; (viii) engage in transactions with the Company’s affiliates; (ix) enter into agreements limiting subsidiary dividends and distributions; and (x) enter into certain hedging transactions.

The Amended and Restated Term Loan Credit Agreement also contains certain representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control, which the Company considers customary for a facility of this type). If an event of default occurs and is not cured or waived, the lenders under the Amended and Restated Term Loan Credit Agreement are entitled to take various actions, including the acceleration of amounts due under the Amended and Restated Term Loan Credit Agreement and all actions permitted to be taken by a secured creditor.

The Amended and Restated Term Loan Credit Agreement provides that the Company has the right at any time to request incremental term loans in an aggregate amount, together with the aggregate amount of Incremental Equivalent Debt (defined below) up to the sum of (1) the greater of (A) $400.0 million and (B) 100% of EBITDA (as defined in the Amended and Restated Term Loan Credit Agreement) for the four fiscal quarters ended immediately prior to such date for which internal financial statements are available, (2) the amount of any voluntary prepayment of any term loans, incremental loans and certain indebtedness secured on a pari passu basis with the Term Credit Facility and (3) such other amount so long as such amount at such time could be incurred without causing the pro forma consolidated net leverage ratio to exceed 2.50 to 1.00. The Company may, at its option, incur certain indebtedness in the form of loans or notes that is secured on a pari passu or junior basis with the Term Credit Facility or that is unsecured or subordinated in lieu of incurring incremental term loans (the “Incremental Equivalent Debt”) in an amount not to exceed the amount described above. The lenders under the Term Credit Facility are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The foregoing description of the Amended and Restated Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Term Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amended and Restated Term Loan Credit Agreement provided above under Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit No.	Description

10.1*	Amended and Restated Term Loan Credit Agreement, dated as of November 18, 2022, by and among Delek US Holdings, Inc., as borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group and the Bank Product Providers, the Subsidiaries of Delek US Holdings, Inc. from time to time party thereto, as guarantors, Wells Fargo Securities, LLC, MUFG Bank, Ltd., and BofA Securities Inc., each as a joint lead arranger and joint book runner, Mizuho Bank, Ltd., PNC Capital Markets LLC, Citizens Bank, N.A., Barclays Bank PLC and Truist Securities, Inc., each as senior co-managers.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2022		DELEK US HOLDINGS, INC.

/s/ Reuven Spiegel
	Name:	Reuven Spiegel
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)